UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 6, 2008
Hanesbrands Inc.
(Exact name of registrant as specified in its charter)

Maryland	001-32891	20-3552316
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification
of incorporation)		No.)

1000 East Hanes Mill Road		27105
Winston-Salem, NC		(Zip Code)
(Address of principal executive offices)
Registrant’s telephone number, including area code: (336) 519-4400
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Item 9.01.	Financial Statements and Exhibits

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On May 6, 2008, the Board of Directors of Hanesbrands Inc. (“Hanesbrands”) increased the number of members of the Board from nine to ten and elected Ronald L. Nelson to fill the vacancy created by such increase. The election of Mr. Nelson is effective July 21, 2008, and he will serve until the next annual meeting of stockholders of Hanesbrands and until his successor is elected and qualifies, or until his earlier resignation or removal.
     Mr. Nelson was also appointed to serve as a member of the Audit Committee effective July 21, 2008. J. Patrick Mulcahy, a member of the Board of Directors and of the Audit Committee, has been appointed as a member of the Compensation Committee and as a member of the Governance and Nominating Committee, in each case effective as of July 21, 2008. As of that date, Mr. Mulcahy will cease serving as a member of the Audit Committee.
     Hanesbrands is not aware of any transaction with Mr. Nelson that would require disclosure under Item 404(a) of Regulation S-K. Mr. Nelson will receive compensation for serving as a member of the Board of Directors consistent with the compensation arrangements for directors described in Hanesbrands’ 2008 proxy statement. The press release issued by Hanesbrands announcing the election is furnished as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits
(c) Exhibits
     Exhibit 99.1 Press release dated May 8, 2008

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

May 8, 2008	HANESBRANDS INC.
	By:	/s/ Joia M. Johnson
Joia M. Johnson
Executive Vice President, General Counsel and Corporate Secretary

Exhibits
99.1	Press release dated May 8, 2008